                                                                    EXHIBIT 10.5

================================================================================

                            ASSET PURCHASE AGREEMENT

                         dated as of September 30, 2005

                                 by and between

                               ABBOTT LABORATORIES

                                   ("Seller")

                                       and

                            IMARX THERAPEUTICS, INC.

                                    ("Buyer")

================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1  DEFINITIONS...................................................     1
   1.1     Definitions...................................................     1

ARTICLE 2  PURCHASE AND SALE.............................................     5
   2.1     Agreements to Purchase and Sell...............................     5
   2.2     Excluded Assets...............................................     6
   2.3     Assumed Liabilities...........................................     7
   2.4     Excluded Liabilities..........................................     8
   2.5     Procedures for Purchased Assets not Transferable..............     9

ARTICLE 3  PURCHASE PRICE; CONSISTENT TREATMENT..........................     9
   3.1     Purchase Price................................................     9
   3.2     Payment of Purchase Price.....................................     9
   3.3     Purchase Price Allocation.....................................     9
   3.4     Prorations....................................................     9

ARTICLE 4  CLOSING.......................................................    10
   4.1     Closing Date..................................................    10
   4.2     Transactions at Closing.......................................    10

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF SELLER......................    10
   5.1     Organization..................................................    10
   5.2     Due Authorization.............................................    11
   5.3     Title.........................................................    11
   5.4     Intellectual Property.........................................    11
   5.5     Compliance with Laws..........................................    13
   5.6     Equipment.....................................................    13
   5.7     Litigation....................................................    13
   5.8     Consents......................................................    13
   5.9     Brokers, Etc..................................................    13
   5.10    Financial Information.........................................    13
   5.11    Absence of Undisclosed Liabilities............................    13
   5.12    Absence of Unusual Changes and Unusual Transactions...........    13
   5.13    Governmental Authorizations...................................    14
   5.14    Contracts.....................................................    14
   5.15    Tax Matters...................................................    14
   5.16    Full Disclosure...............................................    15
   5.17    Disclaimer....................................................    15
   5.18    Independent Investigation.....................................    15
   5.19    Investment by the Seller......................................    15
   5.20    Raw Material Viability........................................    15

ARTICLE 6  REPRESENTATIONS AND WARRANTIES OF BUYER.......................    15
   6.1     Organization..................................................    15
   6.2     Due Authorization.............................................    16
   6.3     Capital Stock.................................................    16


                                TABLE OF CONTENTS

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
                                                                            PAGE
                                                                            ----
   6.4     Subsidiaries..................................................    16
   6.5     Title.........................................................    16
   6.6     Buyer's Intellectual Property.................................    17
   6.7     Litigation....................................................    17
   6.8     Consents......................................................    17
   6.9     Brokers, Etc..................................................    17
   6.10    Financial Information.........................................    17
   6.11    Absence of Undisclosed Liabilities............................    17
   6.12    Absence of Unusual Changes and Unusual Transactions...........    17
   6.13    Tax Matters...................................................    18
   6.14    Full Disclosure...............................................    18
   6.15    Transactions with Affiliates..................................    18
   6.16    Compliance with Laws..........................................    18
   6.17    Independent Investigation.....................................    18

ARTICLE 7  PRE-CLOSING COVENANTS OF SELLER AND BUYER.....................    19
   7.1     Corporate and Other Actions...................................    19
   7.2     Consents and Approvals........................................    19
   7.3     Competition Law Filings.......................................    19
   7.4     Access to Information.........................................    19
   7.5     Ordinary Course of Business...................................    19
   7.6     Exclusivity...................................................    20

ARTICLE 8  CONDITIONS....................................................    20
   8.1     Conditions to Obligations of Seller...........................    20
   8.2     Conditions to Obligations of Buyer............................    21

ARTICLE 9  POST-CLOSING COVENANTS; OTHER AGREEMENTS......................    22
   9.1     Availability of Records.......................................    22
   9.2     Use of Trade or Service Marks.................................    23
   9.3     Tax Matters...................................................    23
   9.4     Non-competition by Seller.....................................    23
   9.5     Financial Statements..........................................    23
   9.6     Compliance with Laws..........................................    24
   9.7     Post-Closing Delivery.........................................    24

ARTICLE 10 INDEMNIFICATION AND SURVIVAL..................................    24
   10.1    Indemnification by Seller.....................................    24
   10.2    Indemnification by Buyer......................................    25
   10.3    Survival......................................................    26
   10.4    Exclusive Remedy..............................................    26
   10.5    Net Losses and Subrogation....................................    27
   10.6    Insurance.....................................................    27

ARTICLE 11 TERMINATION...................................................    27
   11.1    Termination of Agreement......................................    27
   11.2    Automatic Termination.........................................    27

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 12 MISCELLANEOUS.................................................    28
   12.1    Assignment....................................................    28
   12.2    No Press Release Without Consent..............................    28
   12.3    Confidentiality...............................................    28
   12.4    Expenses......................................................    29
   12.5    Severability..................................................    29
   12.6    Entire Agreement..............................................    29
   12.7    No Third Party Beneficiaries..................................    29
   12.8    Waiver........................................................    29
   12.9    Governing Law.................................................    29
   12.10   Headings......................................................    29
   12.11   Counterparts..................................................    29
   12.12   Further Documents.............................................    29
   12.13   Notices.......................................................    30
   12.14   Schedules.....................................................    30
   12.15   Construction..................................................    31

                             EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A - Assignment and Assumption Agreement
Exhibit B - Intellectual Property Transfer Agreement
Exhibit C - Patent License Agreement
Exhibit D - Promissory Note
Exhibit E - Certificate of Designation
Exhibit F - Inventory Testing Procedures
Exhibit G - Security Agreement
Exhibit H - Series E Preferred Stock Purchase Agreement

SCHEDULES

Schedule 1.1 - Knowledge Persons
Schedule 2.1(a)(i) - Inventory
Schedule 2.1(a)(ii) - Equipment
Schedule 2.1(b) - Transferred Intellectual Property
Schedule 2.1(c) - Contracts
Schedule 2.1(d) - Governmental Authorizations
Schedule 2.1(f) - Product Applications
Schedule 2.1(h) - Raw Materials
Schedule 2.3 - Assumed Liabilities
Schedule 5.3 - Title
Schedule 5.4 - Intellectual Property
Schedule 5.7 - Litigation
Schedule 5.8 - Seller Consents
Schedule 5.13 - Governmental Authorization
Schedule 6.4 - Subsidiaries
Schedule 6.5 - Title
Schedule 6.6 - Buyer's Intellectual Property
Schedule 6.8 - Consents
Schedule 6.15 - Transactions with Affiliates

                            ASSET PURCHASE AGREEMENT

     THIS AGREEMENT, dated as of September 30, 2005, is entered into by and between ABBOTT LABORATORIES, an Illinois corporation ("Seller"), and ImaRx Therapeutics, Inc., a Delaware corporation ("Buyer").

     WHEREAS, Seller wishes to sell to Buyer the Purchased Assets and Assumed Liabilities (each as defined below), and Buyer wishes to purchase such assets from Seller and to assume such liabilities.

     NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, the parties hereto agree as follows:

                                   ARTICLE 1

                                  Definitions.

     1.1 Definitions. The following terms have the following meanings when used herein:

     "$" means United States dollars.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, a Person shall be deemed to control another Person if it owns or controls more than fifty percent (50%) of the voting equity of the other Person (or other comparable ownership if the Person is not a corporation).

     "Agreement" means this Asset Purchase Agreement, including all Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.

     "Allocation Schedule" has the meaning set forth in Section 3.3.

     "Assignment and Assumption Agreement" means the Bill of Sale, Conveyance and Assignment in substantially the form attached hereto as Exhibit A.

     "Assumed Liabilities" has the meaning set forth in Section 2.3.

     "Certificate of Designation" means the Certificate of Designation of Rights, Preferences and Privileges of Series E Preferred Stock, in substantially the form attached hereto as Exhibit E.

     "Closing" means the closing of the purchase and sale of the Purchased Assets and assumption of the Assumed Liabilities contemplated by this Agreement.

     "Closing Date" means September 30, 2005, or such other date as may be mutually agreed upon by the Buyer and Seller.

     "Code" means the United States Internal Revenue Code of 1986, as amended.

     "Confidentiality Agreement" has the meaning set forth in Section 12.3.

     "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Buyer, are treated as a single employer under Section 414 of the Code.

     "Contracts" has the meaning set forth in Section 2.1(c).

     "Encumbrance" means any encumbrance, lien, charge, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption or privilege or any agreement or other commitment, whether written or oral, to create any of the foregoing.

     "Equipment" means that equipment designated as "Equipment" on Schedule 2.1(a)(ii).

     "Excluded Assets" has the meaning set forth in Section 2.2.

     "Excluded Liabilities" has the meaning set forth in Section 2.4.

     "Field" means the business of manufacturing, marketing and selling thrombolytic pharmaceutical therapy products, which shall mean serine proteases that converts plasminogen to plasmin to break down the fibrinogen and fibrin to dissolve a thrombus in an artery, vein or in-dwelling catheter, or any proteases or protease activators which catalyze proteolytic breakdown of fibrinogen or fibrin for the same purpose.

     "GAAP" means United States generally accepted accounting principles consistently applied from period to period and throughout any period in accordance with the past practices of Seller or Buyer, as the case may be.

     "Governmental Authorizations" has the meaning set forth in Section 2.1(d).

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indebtedness" shall mean, with respect to any Person, any amount payable by such Person pursuant to an agreement or instrument involving, relating to or evidencing money borrowed or received, the advance of credit, a conditional sale or a transfer with recourse or with an obligation to repurchase, or pursuant to a capital lease to which such Person is a party as debtor, borrower or guarantor, all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, all obligations to advance funds including keep wells, comfort letters and similar arrangements and all liabilities under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements.

     "Indemnified Person" has the meaning set forth in Section 10.5(a).

     "Indemnifying Person" has the meaning set forth in Section 10.5(a).

     "Intellectual Property Rights" means all intellectual property, industrial and other proprietary rights, protected or protectable, under the laws of the United States or any other country, or any political subdivision thereof, including, without limitation, (i) all trade names, trade dress, trademarks, service marks, logos, brand names and other identifiers; (ii) copyrights, moral rights (including rights of attribution and rights of integrity); (iii) all trade secrets, inventions, discoveries, devices, processes, designs, techniques, trade secrets, ideas, know-how and other confidential or proprietary information, whether or not reduced to practice; (iv) all domestic and foreign patents and the registrations, applications, renewals, divisionals, reissues, reexaminations, supplemental patent certificates, extensions and continuations (in whole or in part) thereof; and (v) all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated with (i) through (iv) above.

     "Intellectual Property Transfer Agreement" means the Intellectual Property Transfer Agreement attached hereto as Exhibit B.

     "Inventory" means clinical trial finished drug product and bulk drug substance and existing intermediates related to the Products as set forth on
Schedule 2.1(a)(i).

     "Inventory Testing Procedures" means the procedures set forth on Exhibit F hereto.

     "Investment Assets" means all debentures, notes and other evidences of indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Buyer.

     "Investment Documents" means the Promissory Note, the Security Agreement, the Series E Preferred Stock Purchase Agreement and the Certificate of Designation.

     "Knowledge" means, with respect to either Buyer or Seller, the actual knowledge of the persons listed on Schedule 1.1 after reasonable inquiry.

     "Losses" has the meaning set forth in Section 10.1(a).

     "Multiemployer Plan" means a multiemployer plan as described in Section 4064(a) of ERISA.

     "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other contract or agreement that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including without limitation, any rights to participate in the equity, income or election of directors or officers of such Person.

     "Other Agreements" means, collectively, the Assignment and Assumption Agreement, the Intellectual Property Transfer Agreement, the Patent License Agreement, and the Investment Documents.

     "Patent License Agreement" means a Patent License Agreement in substantially the form attached hereto as Exhibit C.

     "Permitted Encumbrances" shall mean Repligen's rights to license US Patent No. 5,665,578 and US Patent No. 5,741,682.

     "Person" means any individual, corporation, partnership, limited partnership, joint venture, limited liability company, trust or unincorporated organization or government or any agency or political subdivision thereof.

     "Plan" means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees or a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, and includes any Pension Plan.

     "Preferred Stock" means 1,000,000 shares of the Series E Preferred Stock of the Buyer having the terms set forth in the Certificate of Designation, substantially in the form of Exhibit E attached hereto.

     "Product" or "Products" means all of Seller's rights in its proprietary recombinant urokinase, rUK, as well as its development stage next generation lytic, recombinant pro-urokinase, proUK.

     "Promissory Note" means the promissory note in the principal amount of $15 million from Buyer to Seller, substantially in the form attached hereto as Exhibit D.

     "Purchase Price" has the meaning set forth in Section 3.1.

     "Purchased Assets" has the meaning set forth in Section 2.1.

     "Raw Materials" means those raw materials set forth on Schedule 2.1(h).

     "Security Agreement" means the Security Agreement relating to the Promissory Note, substantially in the form of Exhibit G hereto.

     "Series E Preferred Stock Purchase Agreement" means the Series E Preferred Stock Purchase Agreement, substantially in the form of Exhibit H hereto.

     "Seller" has the meaning set forth in the recitals hereof.

     "Subsidiary" means any Person in which the Buyer, directly or indirectly, beneficially owns at least fifty percent (50%) of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

     "Taxes" shall mean all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, goods and services, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees' income withholding and social security and similar employment taxes imposed by the United States or any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any other foreign country or by any other tax authority, including all applicable penalties and interest, and such term shall include any interest, penalties or additions to tax attributable to such taxes.

     "Tax Indemnification" has the meaning set forth in Section 10.3.

     "Thrombolytic Therapy Product" means serine proteases that converts plasminogen to plasmin to break down the fibrinogen and fibrin to dissolve a thrombus in an artery, vein or in-dwelling catheter, or any proteases or protease activators which catalyze proteolytic breakdown of fibrinogen or fibrin for the same purpose.

     "Transferred Intellectual Property" has the meaning set forth in Section 2.1(b).

     "United States" means the United States of America.

                                   ARTICLE 2

                               Purchase and Sale.

     2.1 Agreements to Purchase and Sell. Subject to the terms and conditions contained herein, at the Closing Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, all right, title, and interest of Seller in and to the following assets of Seller (collectively, the "Purchased Assets"):

          (a) all of the rights to fixed and other tangible personal property, whether owned or leased, to the extent primarily used by Seller to manufacture and assemble the Products as set forth on Schedules 2.1(a)(i) and 2.1(a)(ii), including the Inventory designated on Schedule 2.1(a)(i) and certain equipment designated on Schedule 2.1(a)(ii) (the "Equipment");

          (b) the following Intellectual Property Rights owned by Seller to the extent they primarily relate to the Products: (i) the trademarks, patents and patent applications set forth on Schedule 2.1(b), (ii) the package designs, labels, logos and associated artwork exclusively related to the Products, (iii) master and working cell banks, references and standards, methodologies, processes, protocols, specifications, techniques, trade secrets and know how, databases and formulas and (iv) studies and other work in progress, manufacturing processes and technical information, to the extent they primarily relate to the Products (collectively, the

"Transferred Intellectual Property"); provided, however that Transferred Intellectual Property does not include any Intellectual Property Rights licensed to Seller;

          (c) all rights and interest of Seller to active contracts to the extent they primarily relate to the Products, including supply, licenses, clinical trial, research and development agreements, which are set forth on
Schedule 2.1(c) (the "Contracts");

          (d) all regulatory applications, licenses, approvals, certificates, permits, franchises, or other evidence of authority submitted by or on behalf of, or issued to, Seller or Seller's Affiliates by a federal, state, local or foreign governmental agency or authority, regardless of jurisdiction, to the extent they primarily relate to the Products, in each case to the extent assignable, including without limitation the matters set forth on Schedule 2.1(d), (the "Governmental Authorizations");

          (e) all records, reports, research materials, Product information files (including Product development and regulatory history files), marketing information files and inactive contracts of Seller and Seller's Affiliates, in each case to the extent they primarily relate to the Products;

          (f) all current and pending investigational new drug applications for the Products as set forth on Schedule 2.1(f);

          (g) all goodwill relating primarily to the trademarks that are part of the Transferred Intellectual Property; and

          (h) all raw materials listed on Schedule 2.1(h) (the "Raw Materials").

     2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, Seller shall not sell, transfer or assign, and Buyer shall not purchase or otherwise acquire, the following assets of Seller (such assets being collectively referred to hereinafter as the "Excluded Assets"):

          (a) all rights of Seller and Seller's Affiliates arising under this Agreement, the Other Agreements or from the consummation of the transactions contemplated hereby or thereby;

          (b) all of Seller's rights in assets to the extent related primarily to Seller's tissue culture based urokinase product currently marketed under the brand Abbokinase(R);

          (c) all accounts receivable, notes receivable, cash, bank deposits, marketable securities and intercompany receivable balances owed to Seller or Seller's Affiliates with respect to the Products existing at the Closing Date;

          (d) all rights of Seller and Seller's Affiliates arising under any active contract or agreement not set forth in Schedule 2.1(c);

          (e) all corporate minute books, stock records and Tax returns (including all workpapers relating to such Tax returns) of Seller and Seller's Affiliates and such other similar corporate and financial books and records of Seller and Seller's Affiliates as may exist on the Closing Date;

          (f) all real property, buildings, structures and improvements thereon, whether owned or leased by Seller or Seller's Affiliates, and all fixtures and fittings attached thereto, including those in the buildings designated by Seller as the M3, M3B, M6 and M10 buildings in its North Chicago, Illinois location;

          (g) all Intellectual Property of Seller or Seller's Affiliates of any kind not listed on Schedule 2.1(b) or referred to in clause (ii) of Section 2.1(b), specifically including the trademarks or trade names "Abbott," "Abbott Laboratories" and any variants thereof, the stylized symbol "A," the ABBOKINASE(R) trademark, and any Intellectual Property to the extent related primarily to Seller's tissue culture based urokinase product currently marketed under the brand Abbokinase(R); and US Patent No. 5,665,578 and US Patent No. 5,741,682 (which will be licensed to Buyer pursuant to the Patent License Agreement).

          (h) all rights to refunds of Taxes paid by or on behalf of Seller or Seller's Affiliates;

          (i) all insurance policies and claims thereunder existing at the Closing Date;

          (j) all Seller and Seller Affiliate intercompany payable balances owing with respect to the Products;

          (k) all equipment related to manufacturing and assembling Products not set forth on Schedule 2.1(a)(ii);

          (l) all raw materials (including supplies inventory), whether or not relating to the Products, not set forth on Schedule 2.1(h);

          (m) the services of any employee of Seller or Seller's Affiliates;

          (n) all assets of any employee benefit plan, arrangement, or program maintained or contributed to by Seller or any of its Affiliates;

          (o) all assets, tangible or intangible, wherever situated, not expressly included in the Purchased Assets;

          (p) all computer software and licenses thereto; and

          (q) with respect to assets described in Section 2.1(e) above that relate both to the Products and to other products or projects of Seller, all such assets to the extent they relate to such other products or projects of Seller.

     2.3 Assumed Liabilities.

          (a) On the Closing Date subject to the provisions of Section 2.4, Buyer shall assume, or shall cause Buyer's Affiliates to assume, all of the liabilities of Seller and Seller's

Affiliates relating exclusively to the Purchased Assets existing on the Closing Date and listed on Schedule 2.3 except for the Excluded Liabilities (collectively, together with all other obligations and liabilities of Seller and Seller's Affiliates assumed by Buyer or Buyer's Affiliates pursuant to this Agreement and the Schedules hereto, the "Assumed Liabilities").

          (b) From and after the Closing Date, Buyer shall assume, or cause Buyer's Affiliates to assume, the following post-Closing liabilities, including without limitation:

               i. all liabilities and obligations arising after Closing under the Contracts, Transferred Intellectual Property and Governmental Authorizations being transferred from Seller to Buyer hereunder;

               ii. Taxes that are the responsibility of Buyer pursuant to
Section 3.4, Section 9.3(a) and Section 12.4 of this Agreement and all Taxes related to the Products and Purchased Assets attributable to any period or partial period ending after the Closing; and

               iii. all liabilities related to the research, development, marketing, manufacture, distribution, testing, sale or trials of the Products following Closing.

     2.4 Excluded Liabilities. Neither Buyer nor Buyer's Affiliates assume nor will they become responsible for any of the following liabilities and obligations of Seller or Seller's Affiliates (collectively, the "Excluded Liabilities"):

          (a) all liabilities related to the research, development, marketing, manufacture, distribution, testing or trials of the Products prior to the Closing;

          (b) all liabilities and obligations of Seller and Seller's Affiliates arising under this Agreement, the Other Agreements or from the consummation of the transactions contemplated hereby or thereby;

          (c) all intercompany payable balances owing by Seller or Seller's Affiliates;

          (d) all liabilities and obligations of Seller and Seller's Affiliates arising under any contract or agreement not set forth on Schedule 2.1(c);

          (e) all liabilities and obligations arising under any of the Contracts which relate to any act or failure to act of Seller or Seller's Affiliates prior to the Closing;

          (f) all obligations related to employees of Seller or Seller's Affiliates;

          (g) any and all claims, causes of action or litigation to the extent relating to the development, production, distribution, trial, testing, sale or use of Products prior to the Closing, including such matters as set forth on
Schedule 5.7; and

          (h) other current liabilities (except Assumed Liabilities) of Seller or Seller's Affiliates incurred in the ordinary course of business and existing at the Closing Date.

     2.5 Procedures for Purchased Assets not Transferable. If any of the Contracts or any other property or rights included in the Purchased Assets are not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of some party or parties, Seller shall use its reasonable best efforts to obtain such consents after the execution of this Agreement, but prior to the Closing, and Buyer shall use its commercially reasonable efforts to assist in that endeavor. If any such consent cannot be obtained prior to the Closing and the Closing occurs, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof and Buyer shall not assume Seller's obligations with respect thereto, but Seller shall use its commercially reasonable efforts to obtain such consent as soon as reasonably possible after the Closing or otherwise obtain for Buyer the practical benefit of such property or rights and Buyer shall use its commercially reasonable efforts to assist in that endeavor. For purposes of this
Section 2.5, commercially reasonable efforts shall not include any requirement of either party to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party. In the case of any Contracts for which a necessary consent has not been obtained, Buyer shall provide all goods and services and bear all costs necessary to complete such Contracts at no cost to Seller, and Seller shall hold for Buyer's account and promptly remit to Buyer all amounts received with respect to such Contracts.

                                   ARTICLE 3

                      Purchase Price; Consistent Treatment.

     3.1 Purchase Price. The total purchase price for the Purchased Assets shall be: (i) $5 million in cash, plus (ii) the Promissory Note, plus (iii) the Preferred Stock, plus (iv) the assumption of the Assumed Liabilities (the "Purchase Price").

     3.2 Payment of Purchase Price. The Purchase Price shall be paid in accordance with Section 4.2(b).

     3.3 Purchase Price Allocation. The Purchase Price shall be allocated among the Purchased Assets as set forth in a Schedule (the "Allocation Schedule") that Buyer will prepare and deliver to Seller on or before the Closing Date, which allocation shall be subject to the reasonable approval of Seller prior to Closing. Each of Seller and Buyer shall sign and submit all necessary forms to report this transaction for federal, state and foreign income tax purposes in accordance with the Allocation Schedule, and shall not take a position for Tax purposes inconsistent therewith. Any adjustment to the Purchase Price shall be allocated as provided by Treasury Regulation Section 1.1060-1.

     3.4 Prorations. Seller and Buyer agree that all of the items listed below relating to the Purchased Assets will be prorated as of the Closing Date, with Seller liable to the extent such items relate to any time period up to and including the Closing Date and Buyer liable to the extent such items relate to periods subsequent to the Closing Date: (a) personal property Taxes, if any, attributable to the Purchased Assets; (b) Taxes payable by Seller under any contract to be assigned to or assumed by Buyer hereunder or for which Buyer is entitled to enjoy the practical benefits pursuant to Section 2.5; (c) the amount of any license or registration fees with respect to any licenses or registrations which are being assigned or transferred hereunder; and (d) all other items which are normally prorated in connection with similar transactions. Seller agrees to furnish Buyer with such documents and other records as Buyer reasonably requests in order to confirm all adjustment and proration calculations made pursuant to this Section 3.4.

                                   ARTICLE 4

                                    Closing.

     4.1 Closing Date. The Closing shall take place at the office of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, at 10:00 a.m. Chicago time, on the Closing Date subject to the satisfaction or waiver of each of the conditions set forth in Article 8 or at such other place, time or date as Seller and Buyer may agree.

     4.2 Transactions at Closing. At the Closing, subject to the terms and conditions hereof:

          (a) Transfer of Purchased Assets and Seller Closing Deliveries. Seller shall transfer and convey or cause to be transferred and conveyed to Buyer all of the Purchased Assets and Seller shall execute and deliver to Buyer the Assignment and Assumption Agreement, each of the Other Agreements and such other good and sufficient instruments of transfer and conveyance as shall be necessary to vest in Buyer title to all of the Purchased Assets. In addition, Seller shall deliver to Buyer the certificate required by Section 8.2(b) and all other documents required to be delivered by Seller at Closing pursuant hereto.

          (b) Payment of Purchase Price, Assumption of Assumed Liabilities and Buyer's Closing Deliveries. In consideration for the transfer of the Purchased Assets, Buyer shall: (i) pay to Seller on the Closing Date five million dollars ($5,000,000) of the Purchase Price in United States dollars by electronic bank transfer in immediately available funds directly to Seller's Account No. 00001329 at Citibank, N.A. of New York, 399 Park Avenue, New York, NY, ABA #021000089; (ii) execute and deliver to Seller the Promissory Note; (iii) issue and deliver to Seller a stock certificate evidencing the Preferred Stock registered in the Seller's name; (iv) execute and deliver to Seller the Assignment and Assumption Agreement, whereby Buyer assumes the Assumed Liabilities; and (v) execute and deliver to Seller each of the Other Agreements. In addition, Buyer shall deliver to Seller the certificate required by Section 8.1(b) and all other documents required to be delivered by Buyer at Closing pursuant hereto.

                                   ARTICLE 5

                    Representations and Warranties of Seller.

     Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer as of the date of this Agreement as follows:

     5.1 Organization. Seller is a corporation duly incorporated and validly existing in good standing under the laws of the State of Illinois, duly qualified to transact business as a foreign corporation in such jurisdictions where the nature of the Purchased Assets makes such qualification necessary, except as to jurisdictions where the failure to qualify would not reasonably be expected to have a material adverse effect on the Purchased Assets, and with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     5.2 Due Authorization. Seller has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements, and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder have been duly authorized by Seller. The signing, delivery and performance of this Agreement and the Other Agreements by Seller are not prohibited or limited by, and will not result in the breach of or a default under, or conflict with any obligation of Seller with respect to the Purchased Assets under (i) any provision of the Articles of Incorporation or By-Laws of Seller, (ii) any material agreement or instrument to which Seller is a party or by which it or its properties are bound, (iii) any judgment, order, award, writ, injunction or decree of any court, governmental body or instrumentality, or arbitrator, (iv) any Governmental Authorizations, or (v) any applicable law, statute, ordinance, regulation or rule, and, to Seller's Knowledge, will not result in the creation or imposition of any Encumbrance on any of the Purchased Assets, except to the extent that any such prohibition, limitation, breach, default or conflict would not reasonably be expected to have a material adverse effect on Seller. This Agreement has been, and on the Closing Date the Other Agreements will have been, duly executed and delivered by Seller and constitutes, or, in the case of the Other Agreements, will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors' rights generally.

     5.3 Title. Except as provided on Schedule 5.3, the Purchased Assets are owned beneficially by Seller with good and marketable title thereto, free and clear of all Encumbrances (except for Permitted Encumbrances). At the Closing, Buyer will receive legal and beneficial title to all of the Purchased Assets (except for Contracts or any other property or rights included in the Purchased Assets for which a necessary consent has not been obtained and for the Transferred Intellectual Property, the title of which is addressed exclusively in Section 5.4 hereof), free and clear of all Encumbrances (except for liens for Taxes not yet due and payable), except the Assumed Liabilities and except as set forth on Schedule 5.3 and subject to obtaining any consents of Persons listed on
Schedule 5.6.

     5.4 Intellectual Property

          (a) Schedule 5.4 lists all trademarks that directly relate to the Products, and all patents and patent applications owned by Seller to the extent that they directly relate to the Products or that include any claims which the production, manufacture, sale or use of the Products would infringe as of the Closing. Seller owns and has good title to the Transferred Intellectual Property. Except as set forth on Schedule 5.4, no Person other than Seller has any right, claim or interest in or with respect to any Transferred Intellectual Property. Except as set forth on Schedule 5.4, there is no unauthorized use, unauthorized disclosure, or misappropriation of any Transferred Intellectual Property by an employee of Seller, former employee of Seller or by any other third party.

          (b) Seller has at all times taken commercially reasonably efforts to maintain the trade secrets related primarily to the Products (the "Trade Secrets") in confidence and has not disclosed or otherwise dealt with the Trade Secrets in such a manner as to cause the loss of such Trade Secrets by release into the public domain, including without limitation, the use of confidentiality agreements with all of its employees and consultants having access to the Trade Secrets and the use of licenses with all individuals or entities provided access to the Trade Secrets containing provisions restricting unauthorized use and copying and prohibiting decompiling or disassembly of the Trade Secrets.

          (c) Schedule 5.4 contains an accurate list, as of the Closing Date, of all licenses, sublicenses and other agreements (to the extent they relate directly to the Products or that include any Intellectual Property Rights which the production, manufacture, sale or use of the Products would infringe as of the Closing) to which Seller is a party and that authorize Seller to use any Intellectual Property Rights owned by a third party in connection with the Products.

          (d) Except as set forth on Schedule 5.4, Seller has not entered into any agreement to indemnify any other person or entity against charges of infringement of any of the Transferred Intellectual Property. There are no royalties, fees or other payments payable by Seller to any Person by reason of the ownership, use, sale or disposition of the Transferred Intellectual Property, except as set forth on Schedule 5.4. To Seller's Knowledge, except as set forth on Schedule 5.4, the Transferred Intellectual Property does not materially infringe on any Intellectual Property Rights of any third party.

          (e) Seller is not in material breach of any license, sublicense or other agreement relating to the Transferred Intellectual Property. Except as set forth on Schedule 5.4, neither the execution, delivery nor performance of this Agreement nor the consummation of the Transaction contravenes or conflicts with Buyer's right to own or use any Transferred Intellectual Property.

          (f) All patents and registered trademarks owned by Seller and included in the Transferred Intellectual Property are valid and subsisting, except as set forth on Schedule 5.4. All maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any patent comprising or relating to such patents have been paid in the correct entity status amounts. To Seller's Knowledge, (1) the use of the Products has not infringed, misappropriated or made unlawful use of, or (2) the manufacture, sale, or use of the Products following Closing, as currently proposed by Buyer and disclosed to Seller prior to Closing, will not infringe, misappropriate, or make unlawful use of, the Intellectual Property Rights of any third party. Seller has not brought a proceeding alleging infringement of the Transferred Intellectual Property Rights or breach of any license or agreement involving the Transferred Intellectual Property against any third party.

          (g) Except as set forth on Schedule 5.4, Seller is not subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any manner the use, transfer, or licensing of the Transferred Intellectual Property by Seller, or which may affect the validity, use or enforceability of such Transferred Intellectual Property by Buyer. Except as set forth on Schedule 5.4, Seller is not subject to any agreement that restricts in any material respect the use, transfer, or licensing by Seller of the Transferred Intellectual Property.

     5.5 Compliance with Laws. Seller is in material compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to the Products or the Purchased Assets (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria standards for air, water, land and toxic or hazardous wastes and substances, as well as all laws, rules, and regulations governing the sale, manufacture and distribution of pharmaceutical, healthcare or therapeutic products, and the conduct of businesses engaged in the sale, manufacture and distribution of pharmaceutical, healthcare or therapeutic products), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Purchased Assets.

     5.6 Equipment. The equipment included in the Purchased Assets is in good condition and has been used, stored and maintained in accordance with good industry practices.

     5.7 Litigation. Except as set forth on Schedule 5.7, there is no litigation, proceeding, claim or governmental investigation pending or, to Seller's Knowledge, threatened with respect to the Products, the Purchased Assets.

     5.8 Consents

          (a) Except as set forth on Schedule 5.8, no notice to, filing with, authorization of, exemption by, or consent of any Person is required for Seller to consummate the transactions contemplated hereby.

          (b) Seller is transferring substantially all of its assets in accordance with Section 15 of the Settlement Agreement between Genentech, Inc. and Abbott Laboratories, dated August 10, 1990. Therefore, such agreement is assignable to Buyer without the consent of Genentech, Inc.

     5.9 Brokers, Etc. No broker or investment banker acting on behalf of Seller or under the authority of Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from Seller or Buyer in connection with any of the transactions contemplated herein, other than any fee that is the sole responsibility of Seller.

     5.10 Financial Information. The estimate of the costed bill of materials for the Products for 2004 was (i) prepared in a manner consistent with Seller's financial policies and (ii) fairly reflects the cost to manufacture the Products in Seller's facilities according to the volume and budget in place at the time the costs were established.

     5.11 Absence of Undisclosed Liabilities. To Seller's Knowledge, Seller has not incurred any material liabilities or obligations (whether accrued, absolute, contingent or otherwise) with respect to the Purchased Assets, which continue to be outstanding, except as incurred in the ordinary course of business or as reflected in the financial information described in Section 5.10.

     5.12 Absence of Unusual Changes and Unusual Transactions. To Seller's Knowledge, since June 20, 2003, except as would not reasonably be expected to have a material adverse effect on the Purchased Assets, there has not been any material damage, destruction, or loss with respect to the Inventory.

     5.13 Governmental Authorizations. Schedule 5.13 sets forth a complete list of the material Governmental Authorizations. The Governmental Authorizations listed in Schedule 5.13 are all the authorizations required to be in material compliance with all laws applicable to the Purchased Assets. The Governmental Authorizations are in full force and effect in accordance with their terms, and there have been no material violations of such Governmental Authorizations, no proceedings are pending or, to the knowledge of the Seller, threatened, which could result in their revocation or limitation and all steps have been taken and filings made on a timely basis with respect to each Governmental Authorization and its renewal; in each case, except as would not reasonably be expected to have a material adverse effect on the Purchased Assets.

     5.14 Contracts. All current and complete copies of all Contracts have been delivered to or made available to the Buyer. There are no material agreements relating primarily to the Products, or primarily to both the Products and Seller's tissue culture based urokinase product currently marketed under the brand Abbokinase(R), to which Seller is a party which are not included in the Contracts. The Contracts are all in full force and effect, and, to Seller's Knowledge, there are no outstanding defaults or violations under such Contracts on the part of the Seller or, to the Knowledge of the Seller, on the part of any other party to such Contracts and there are no current or pending negotiations with respect to the renewal, repudiation or amendment of any Contract.

     5.15 Tax Matters. In each case except as would not reasonably be expected to have a material adverse effect on the Purchased Assets:

          (a) To Seller's Knowledge, no failure, if any, of the Seller to duly and timely pay all Taxes, including all installments on account of Taxes for the current year, that are due and payable by it will result in an Encumbrance on the Purchased Assets;

          (b) To Seller's Knowledge, there are no proceedings, investigations, audits or claims now pending or threatened against the Seller in respect of any Taxes, and there are no matters under discussion, audit or appeal with any governmental authority relating to Taxes, which will result in an Encumbrance on the Purchased Assets;

          (c) To Seller's Knowledge, the Seller has duly and timely withheld all Taxes and other amounts required by law to be withheld by it relating to the Purchased Assets (including Taxes and other amounts relating to the Purchased Assets required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any employees, officers or directors and any non-resident Person), and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by law to be remitted by it; and

          (d) To Seller's Knowledge, the Seller or Seller's Affiliates has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes with respect to the Purchased Assets, required by law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by law to be remitted by it.

     5.16 Full Disclosure. The statements and information furnished by or on behalf of Seller to Buyer in connection with the negotiation of this Agreement and the Other Agreements do not contain any untrue statement of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading.

     5.17 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE 5, SELLER IS MAKING NO REPRESENTATION OR WARRANTY AS TO THE PURCHASED ASSETS AND BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE PROVIDED HEREIN, SELLER IS SELLING AND CONVEYING THE PURCHASED ASSETS ON AN "AS IS, WHERE IS" BASIS. EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS CONTAINED IN THIS AGREEMENT, BUYER IS ACQUIRING THE PURCHASED ASSETS IN RELIANCE ON ITS OWN INVESTIGATION AND ON AN "AS IS, WHERE IS" BASIS AND WITHOUT RECOURSE AND WITHOUT ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, NON INFRINGEMENT OR ANY OTHER IMPLIED OR EXPRESS WARRANTIES WHATSOEVER. For greater certainty, nothing in this Section
5.17 shall in any way limit Seller's indemnification obligations as set forth in
Article 10.

     5.18 Independent Investigation. In making the decision to enter into this Agreement and the Other Agreements and to consummate the transactions contemplated hereby and thereby, other than reliance on the representations, warranties, covenants and obligations of Buyer set forth in this Agreement and in the Other Agreements, Seller has relied solely on its own independent investigation, analysis and evaluation of the Buyer. Seller confirms to Buyer that Seller is sophisticated and knowledgeable with respect to the business of Buyer and is capable of evaluating the matters set forth above. However, nothing in this Section 5.18 shall limit in any way the ability of Seller to rely upon the representations and warranties of Buyer set forth in this Agreement.

     5.19 Investment by the Seller. The Seller hereby represents that the Preferred Stock will be acquired for investment for Seller's own account, not with a view to the sale or distribution of any part thereof. The Seller has no present intention of selling, granting any participation in, or otherwise distributing the Preferred Stock.

     5.20 Raw Material Viability. The genetic material included in the Inventory shall be in viable condition as of the Closing.

                                   ARTICLE 6

                    Representations and Warranties of Buyer.

     Buyer represents and warrants to Seller as follows:

     6.1 Organization. Buyer is a corporation duly incorporated and validly existing in good standing under the laws of Delaware, duly qualified to transact business as a foreign corporation in all jurisdictions except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Buyer, and with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     6.2 Due Authorization. Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement (including the issuance of the Preferred Stock) and the Other Agreements and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder have been duly authorized by Buyer. The signing, delivery and performance of this Agreement and the Other Agreements by Buyer are not prohibited or limited by, and will not result in the breach of or a default under, any provision of the Certificate of Incorporation or By-Laws of Buyer or of any order, writ, injunction or decree of any court or governmental instrumentality. This Agreement has been, and on the Closing Date the Other Agreements will have been, duly executed and delivered by Buyer and constitutes, or, in the case of the Other Agreements will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors' rights generally.

     6.3 Capital Stock. As of the date of this Agreement and as of immediately prior to the Closing, the capitalization of the Buyer shall be as set forth in
Section 3.3 of the Series E Preferred Stock Purchase Agreement.

     6.4 Subsidiaries. Except as set forth on Schedule 6.4, the Buyer has no Subsidiaries. Each Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full power and authority to conduct its business. Each Subsidiary is duly qualified, licensed or admitted to do business as a foreign corporation and is in good standing in each jurisdiction where the failure to be so qualified and in good standing would reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or business prospects of Buyer or such Subsidiary. Schedule 6.4 lists for each Subsidiary the amount of its authorized and outstanding equity interests. Except as disclosed in Schedule 6.4, all of the outstanding equity interests of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, beneficially and of record, by the Buyer or Subsidiaries wholly owned, directly or indirectly, by the Buyer free and clear of all Encumbrances. There are no outstanding Options with respect to any Subsidiary or agreements, arrangements or understandings to issue Options with respect to any Subsidiary and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of any Subsidiary's equity interests. Except for the Subsidiaries listed on Schedule 6.4, neither the Buyer nor any Subsidiary holds any equity, partnership, joint venture or other interest in any Person.

     6.5 Title. Except as set forth on Schedule 6.5, Buyer has good and defensible title to (or valid leasehold interests in or other rights to use) its assets as reflected on the most recent consolidated balance sheet which Buyer has furnished to Seller free and clear of any Encumbrance (except for tax liens for Taxes not yet due and payable) and, except as set forth on

Schedule 6.5, no effective financing statement or other document similar in effect covering all or any part of the assets of Buyer is on file in any recording office.

     6.6 Buyer's Intellectual Property. Except as set forth on Schedule 6.6, to Buyer's Knowledge, Buyer's material Intellectual Property Rights as currently used in the operation of its business ("Buyer's Intellectual Property") are owned free and clear of all Encumbrances or have been duly licensed for use by Buyer. Except as set forth on Schedule 6.6, to Buyer's Knowledge, Buyer's Intellectual Property has not been and is not the subject of any pending adverse claim or any threatened litigation or claim of infringement. To Buyer's Knowledge, except as set forth on Schedule 6.6, Buyer's Intellectual Property does not materially infringe on any Intellectual Property Rights of any third party.

     6.7 Litigation. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the Knowledge of Buyer threatened, against Buyer or any of its property that, if adversely determined, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or business prospects of Buyer.

     6.8 Consents. Except as set forth on Schedule 6.8, no notice to, filing with, authorization of, exemption by, or consent of, any Person is required for Buyer to consummate the transactions contemplated by this Agreement or the Other Agreements.

     6.9 Brokers, Etc. No broker or investment banker acting on behalf of Buyer or Buyer's Affiliates is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

     6.10 Financial Information. The audited balance sheets and statements of net income and cash flows for the Buyer for the years ended December 31, 2003 and December 31, 2004 and unaudited balance sheet and statements of net income and cash flows for the Buyer for the six-month period ended June 30, 2005 (the "Buyer Financial Statements") were (i) prepared in accordance with GAAP (with respect to year-end information) or in accordance with past practices (with respect to June 30, 2005 information) and (ii) present fairly in all material respects the financial condition of Buyer.

     6.11 Absence of Undisclosed Liabilities. Except for liabilities incurred in connection with the transactions contemplated by this Agreement and as provided on Schedule 6.11, to Buyer's Knowledge, Buyer has not incurred any material liabilities or obligations (whether accrued, absolute, contingent or otherwise), which continue to be outstanding, except as disclosed in the Buyer Financial Statements, or except as incurred in the ordinary course of business.

     6.12 Absence of Unusual Changes and Unusual Transactions. Since June 30, 2005, except as would not reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or business prospects of Buyer:

          (a) there has not been any material change in the financial condition, methods of operation, working capital, assets, employment policies or practices or prospects of Buyer other than changes in the ordinary course of business; and

          (b) there has not been any material damage, destruction, loss, labor dispute, organizing drive, application for certification or other event, development or condition of any character (whether or not covered by insurance).

     6.13 Tax Matters. All federal and other material tax returns required to be filed by Buyer in any jurisdiction have, in fact, been filed, and all material Taxes, assessments, fees, and other governmental charges upon Buyer or upon any of its property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such Taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves have been established in accordance with GAAP and reflected on the most recent consolidated balance sheet which Buyer has furnished to Seller. To Buyer's Knowledge, there are no proposed additional material Tax assessments against it for which adequate provisions in accordance with GAAP have not been made and which are not reflected on the most recent consolidated balance sheet which Buyer has furnished to Seller. Buyer has made adequate provisions for Taxes in accordance with GAAP on its books for all open years, and for its current fiscal period.

     6.14 Full Disclosure. The statements and information furnished by or on behalf of Buyer to Seller in connection with the negotiation of this Agreement and the Other Agreements do not contain any untrue statement of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading.

     6.15 Transactions with Affiliates. Except as set forth on Schedule 6.15,
(i) there are no liabilities between the Buyer on the one hand, and any Subsidiary, shareholder or current or former officer, director, shareholder or Affiliate of the Buyer on the other, (ii) the Buyer does not provide or cause to be provided any assets, services or facilities to any such Subsidiary, current or former shareholder, officer, director, shareholder or Affiliate, (iii) no Person described in clause (i) provides or causes to be provided any assets, services or facilities to the Buyer and (iv) the Buyer does not beneficially own, directly or indirectly, any Investment Assets of any Person.

     6.16 Compliance with Laws. Buyer is in material compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to its property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria standards for air, water, land and toxic or hazardous wastes and substances, as well as all laws, rules, and regulations governing the sale, manufacture and distribution of pharmaceutical, healthcare or therapeutic products, and the conduct of businesses engaged in the sale, manufacture and distribution of pharmaceutical, healthcare or therapeutic products), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or business prospects of Buyer.

     6.17 Independent Investigation. In making the decision to enter into this Agreement and the Other Agreements and to consummate the transactions contemplated hereby and thereby, other than reliance on the representations, warranties, covenants and obligations of Seller set forth in this Agreement and in the Other Agreements, Buyer has relied solely on its own independent investigation, analysis and evaluation of the Purchased Assets and Assumed Liabilities (including Buyer's own estimate and appraisal of the value of the financial condition, assets, operations and prospects thereof). Buyer confirms to Seller that Buyer is sophisticated and knowledgeable in the business in which Buyer intends to use the Purchased Assets and is capable of evaluating the matters set forth above. However, nothing in this Section 6.17 shall limit in any way the ability of Buyer to rely upon the representations and warranties of Seller set forth in this Agreement.

                                   ARTICLE 7

                   Pre-Closing Covenants of Seller and Buyer.

     7.1 Corporate and Other Actions. Each of Seller and Buyer shall take, or shall cause its respective Affiliates to take, all necessary corporate action required to fulfill its obligations under this Agreement and the Other Agreements and the transactions contemplated hereby and thereby.

     7.2 Consents and Approvals. Each of Seller and Buyer shall use its reasonable best efforts to obtain all necessary consents and approvals to the performance of its obligations under this Agreement and the Other Agreements and the transactions contemplated hereby and thereby. Each of Seller and Buyer shall make all filings, applications, statements, notices and reports to all federal, state, local or foreign government agencies or entities which are required to be made or given prior to the Closing Date by or on behalf of Seller or Buyer pursuant to any applicable law, statute, ordinance, regulation or rule in connection with this Agreement and the Other Agreements and the transactions contemplated hereby and thereby.

     7.3 Competition Law Filings. Each of Buyer and Seller shall promptly prepare and file any notification and report form required under the HSR Act and any notification or other form required to be filed under any law or regulation of any foreign national or supra-national competition authority, and regulations promulgated thereunder, if applicable, and any further filing pursuant thereto as may be necessary.

     7.4 Access to Information. (a) Seller will permit representatives of Buyer from and after the date hereof up to the Closing Date to have access at all reasonable times to the books, accounts, records, properties, operations and facilities of every kind to the extent pertaining to the Purchased Assets, and will furnish Buyer with such financial and operating data concerning the Purchased Assets as Buyer shall from time to time reasonably request, subject to any confidentiality agreements entered into by Seller; provided that under no circumstances will Seller permit Buyer or any of its representatives to have access to Tax returns, including related workpapers, filed by Seller or Seller's Affiliates. Notwithstanding the foregoing, Seller does not have any obligation hereunder to permit Buyer or any of its representatives to access any of Seller's Tax returns, including any related workpapers, filed by Seller or its Affiliates.

     7.5 Ordinary Course of Business. Subsequent to the date hereof and prior to the Closing Date, Seller will use reasonable efforts to continue to operate and/or use the Purchased Assets in the usual and normal course and to maintain the Purchased Assets in substantially the same manner as heretofore maintained. Notwithstanding the foregoing, nothing in this

Agreement shall be construed as placing any limitation on the Seller's ability to sell its tissue culture based urokinase product marketed under the brand Abbokinase(R).

     7.6 Exclusivity. The Seller agrees that, from the date hereof through the earlier of (i) the Closing Date and (ii) September 30, 2005, neither the Seller nor any of its representatives, directors, officers, employees or Affiliates will (i) pursue, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the sale, license or assignment of any of the Purchased Assets or the Product with any Person (other than the Buyer) or provide any information to any such other Person in connection therewith, or
(ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person (other than the Buyer) to do or seek the sale, license or assignment of the Product. The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any sale, license or assignment of the Product. Notwithstanding the foregoing, nothing in this Agreement shall be construed as placing any limitations on the Seller's ability to sell assets related primarily to its tissue culture based urokinase product marketed under the brand Abbokinase(R).

                                    ARTICLE 8

                                   Conditions.

     8.1 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by Seller):

          (a) Performance of Agreements and Conditions. All agreements and conditions to be performed and satisfied by Buyer hereunder on or prior to the Closing Date shall have been duly performed and satisfied by Buyer in all material respects.

          (b) Representations and Warranties True. The representations and warranties of Buyer contained in this Agreement that are qualified as to materiality shall be true and correct, and all other representations and warranties of Buyer contained in this Agreement shall be true and correct except for breaches of, or inaccuracies in, such representations and warranties that, in the aggregate, would not have a material adverse effect on the expected benefits to Seller of the transactions contemplated by this Agreement taken as a whole, in each such case on and as of the Closing Date, with the same effect as though made on and as of the Closing Date, and there shall be delivered to Seller on the Closing Date a certificate, in form and substance reasonably satisfactory to Seller and its counsel duly signed by the President or Vice President of Buyer, to that effect.

          (c) Payment of Purchase Price. Buyer shall have paid the Purchase Price as provided in Section 4.2(b).

          (d) HSR Waiting Period. Any applicable waiting period under the HSR Act shall have expired without action by the Justice Department or the Federal Trade Commission to prevent consummation of this Agreement or shall have been terminated earlier.

          (e) Foreign Competition Laws. Any necessary approvals shall have been received or any applicable period for action shall have expired under the applicable laws or regulations of the foreign national or supra-national competition authorities.

          (f) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any Person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets or the transactions contemplated hereby. No order, judgment or decree by any court or regulatory body shall have been entered in any action or proceeding instituted by any party that enjoins, restricts, or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

          (g) Other Agreements. Buyer shall have delivered to Seller a duly executed copy of each of the Other Agreements.

          (h) Good Standing Certificates. The Buyer shall have delivered to Seller, (a) a copy of the Certificate of Designation certified by the Secretary of State of Delaware, (b) a certificate from the Secretary of State of Delaware to the effect that the Buyer is in good standing in Delaware, and (c) certificates from the secretary of state or other appropriate government official in each jurisdiction in which the Buyer is qualified or admitted to do business to the effect that the Company is duly qualified or admitted and in good standing in such jurisdiction.

          (i) Securities Law Compliance. The Buyer shall have made all filings under all applicable federal and state securities laws necessary to consummate the transactions contemplated hereby (including the issuance of the Preferred Stock and Promissory Note) in compliance with such laws.

     8.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by Buyer):

          (a) Performance of Agreements and Covenants. All agreements and conditions to be performed and satisfied by Seller hereunder on or prior to the Closing Date shall have been duly performed and satisfied by Seller in all material respects.

          (b) Representations and Warranties True. The representations and warranties of Seller contained in this Agreement that are qualified as to materiality shall be true and correct, and all other representations and warranties of Seller contained in this Agreement shall be true and correct except for breaches of, or inaccuracies in, such representations and warranties that, in the aggregate, would not have a material adverse effect on the Purchased Assets taken as a whole, in each such case on and as of the Closing Date with the same effect as though made on and as of the Closing Date, and there shall be delivered by Seller on the Closing Date a certificate, in form and substance reasonably satisfactory to Buyer and its counsel, duly signed by an officer of Seller, to that effect.

          (c) Raw Material Viability. The genetic material included in the Inventory shall have been certified as being in viable condition in accordance with the procedures set forth in the Inventory Testing Procedures.

          (d) HSR Waiting Period. Any applicable waiting period under the HSR Act shall have expired without action by the Justice Department or the Federal Trade Commission to prevent consummation of this Agreement or shall have been terminated earlier.

          (e) Foreign Competition Laws. Any necessary approvals shall have been received or any applicable period for action shall have expired under the applicable laws or regulations of the foreign national or supra-national competition authorities set forth on Schedule 6.24.

          (f) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any Person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby. No order, judgment or decree by any court or regulatory body shall have been entered in any action or proceeding instituted by any party that enjoins, restricts, or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

          (g) Other Agreements. Seller shall have delivered to Buyer a duly executed copy of each of the Other Agreements.

          (h) Board Approval. The Buyer shall have obtained the approval of its board of directors and its preferred stockholders.

                                    ARTICLE 9

                    Post-Closing Covenants; Other Agreements.

     9.1 Availability of Records. After the Closing, Buyer shall make available to Seller as reasonably requested by Seller, its agents and representatives, or as requested by any taxing authority or any governmental authority, all information, records and documents relating to the Purchased Assets for all periods prior to Closing and shall preserve all such information, records and documents until the later of: (a) six (6) years after the Closing; (b) the expiration of all statutes of limitations for Taxes for periods prior to the Closing, or extensions thereof applicable to Seller for Tax information, records or documents; or (c) the required retention period for all government contract information, records or documents. Buyer shall also make available to Seller, as reasonably requested by Seller, personnel responsible for preparing or maintaining information, records and documents, in connection with tax matters, governmental contracts, litigation or potential litigation, including without limitation, product liability, general insurance liability and automobile insurance liability. Prior to destroying any records related to Seller for the period prior to the Closing, Buyer shall notify Seller ninety (90) days in advance of any such proposed destruction of its intent to destroy such records, and Buyer will permit Seller to retain any such records. With respect to any litigation and claims that are Excluded Liabilities, Buyer shall render all reasonable assistance that Seller may request in defending such litigation or claim and shall make available to Seller personnel who are most knowledgeable about the matter in question.

     9.2 Use of Trade or Service Marks. Neither Buyer nor any of Buyer's Affiliates shall use or permit its distributors to use the name "Abbott Laboratories" or any other corporate, trade or service marks or names owned or used by Seller or Seller's Affiliates, unless such marks or names are specifically included in the Purchased Assets.

     9.3 Tax Matters.

          (a) Bifurcation of Taxes. Subject to Section 3.4, Seller and its Affiliates shall be solely liable for all Taxes imposed upon Seller attributable to the Purchased Assets for all taxable periods ending on or before the Closing Date. Buyer and its Affiliates shall be solely liable for any Taxes imposed upon Buyer attributable to the Purchased Assets for any taxable year or taxable period commencing after the Closing Date.

          (b) Transfer Taxes. Buyer shall be liable for all sales, use, transfer and documentary taxes and recording and filing fees applicable to the transfer of the Purchased Assets. If the Purchased Assets are exempt from taxation, Seller agrees not to collect sales tax with respect to such Purchased Assets.

          (c) Cooperation and Records. After the Closing Date, Buyer and Seller shall cooperate in the filing of any Tax returns or other Tax-related forms or reports, to the extent any such filing requires providing each other with necessary relevant records and documents relating to the Purchased Assets. Seller and Buyer shall cooperate in the same manner in defending or resolving any tax audit, examination or tax-related litigation. Buyer and Seller shall cooperate in the same manner to minimize any transfer, sales and use Taxes. Nothing in this Section shall give Buyer or Seller any right to review the other's Tax returns or Tax related forms or reports.

          (d) Bulk Sales Laws. Seller and Buyer waive compliance with bulk sales laws for tax purposes.

          9.4 Non-competition by Seller. Seller covenants and agrees that neither it nor any of its Affiliates or related parties will, directly or indirectly, on behalf of itself or any other party, sell, market, promote or distribute, license, research or develop any Thrombolytic Therapy Product for a period of three (3) years commencing on the Closing Date, or invest in, participate in or assist any other entity with respect to any of the foregoing. Notwithstanding the foregoing, nothing in this Section 9.6 shall prevent Seller from (i) engaging in or consummating any transaction relating to Seller's tissue culture based urokinase product marketed under the brand name Abbokinase(R);
(ii) acquiring a third party that derives 10% or less of its annual net sales from the development, sale, marketing, promotion or distribution of any Thrombolytic Therapy Product; or (iii) engaging in research, developing, selling, marketing, promoting and/or distributing any product that may be used on an off-label basis as a Thrombolytic Therapy Product, provided that any such research, development, promoting and marketing is not intended for use of the product as a Thrombolytic Therapy Product.

     9.5 Financial Statements. For so long as Seller holds the Preferred Stock and until the closing of a public offering of the Buyer's equity securities pursuant to an effective registration statement under the Securities Act of 1933, the Buyer shall deliver within 30 days after the end of each quarterly accounting period in each fiscal year, unaudited statements of income and cash flows of the Buyer and its Subsidiaries for such quarterly period, and balance sheets of the Buyer and its Subsidiaries as of the end of such quarterly period. All such statements shall be prepared in accordance with GAAP, consistently applied, and shall be certified by the chief financial officer of the Buyer.

     9.6 Compliance with Laws. Buyer shall comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its property or business operations, where any such non-compliance, individually or in the aggregate could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or business prospects of Buyer or result in an Encumbrance upon any of its property.

     9.7 Post-Closing Delivery. Seller agrees to store the tangible Purchased Assets in its facilities for the benefit of Buyer for 60 days after Closing. Buyer agrees to arrange for physical delivery to Buyer of the tangible Purchased Assets in Seller's possession within such 60 day period. Buyer and Seller acknowledge that title and risk of loss with respect to all Purchased Assets shall pass to Buyer at Closing. Seller agrees to use commercially reasonable efforts to preserve and maintain the tangible Purchased Assets in good working condition and to protect such Purchased Assets against spoilage, deterioration and other wasting.

                                   ARTICLE 10

                          Indemnification and Survival.

     10.1 Indemnification by Seller.

          (a) Seller's Indemnity. To the extent set forth in this Section 10.1, Seller agrees to indemnify and hold harmless Buyer and its Affiliates at all times against and in respect of all losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees) (collectively, "Losses") which Buyer or its Affiliates may suffer or incur to the extent arising out of or based upon (i) any breach of any of the representations and warranties of Seller set forth in this Agreement, (ii) any breach of any of the covenants and agreements of Seller set forth in this Agreement, (iii) the production, development, trial, research, marketing use, or distribution of the Products prior to the Closing Date, or (iv) any Excluded Liability.

          (b) Limitations on Seller's Indemnity.

               (i) Seller shall not be liable for any Loss described in Section 10.1(a)(i) until the aggregate of all such Losses for which Seller is liable are in excess of $250,000. Notwithstanding the foregoing, Seller shall not indemnify or hold Buyer or its Affiliates harmless against any such individual Loss unless such Loss exceeds Fifty Thousand Dollars ($50,000) and no such individual Loss of less than Fifty Thousand Dollars ($50,000) (exclusive of attorneys' fees) shall be considered in determining whether the aggregate Losses exceed the deductible set forth in the preceding sentence.

               (ii) Seller's aggregate liability for the Losses described in
          Section 10.1(a)(i) shall not exceed Five Million Dollars ($5,000,000); provided, however, that upon Buyer's satisfaction of all of its Obligations (as defined in the Promissory Note) under the Promissory Note, Seller's liability for the Losses described in Section 10.1(a)(i) shall not exceed an aggregate of Twenty Million Dollars ($20,000,000).

               (iii) Neither Seller nor Seller's Affiliates shall have liability to Buyer or Buyer's Affiliates for any consequential, incidental or punitive damages, and Losses indemnifiable hereunder shall not include such damages.

          (c) Notice of Claims. Buyer shall promptly notify Seller in writing of all matters which may give rise to the right to indemnification hereunder, it being understood that if Seller does not receive notice of any matter known to Buyer and as to which Buyer or its Affiliates are entitled to indemnification hereunder in time to contest the determination of any such liability which is susceptible to being successfully contested, Seller shall not be obligated to indemnify Buyer or its Affiliates with respect thereto. Buyer shall not admit any liability with respect to, or settle, compromise or discharge, any such matter covered by this Section 10.1 without Seller's prior written consent (which shall not be unreasonably withheld or delayed). Seller shall have the right, with the consent of Buyer (which shall not be unreasonably withheld or delayed), to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled, and to defend (without the consent of Buyer) through counsel of its own choosing, at its own expense, any action which may be brought by a third party in connection therewith; provided, however, that Buyer shall have the right to have its counsel participate fully in such defense at its own expense. Buyer and Seller shall keep each other informed of all settlement negotiations with third parties and of the progress of any litigation with third parties. Buyer and Seller shall permit each other reasonable access to books and records and otherwise cooperate with all reasonable requests of each other in connection with any indemnifiable matter resulting from a claim by a third party.

     10.2 Indemnification by Buyer.

          (a) Buyer agrees to indemnify and hold harmless Seller and Seller's Affiliates at all times against and in respect of Losses which Seller or its Affiliates may suffer or incur to the extent arising out of or based upon: (i) any breach of any of the representations, warranties, covenants and agreements of Buyer set forth in this Agreement or any of the Other Agreements; (ii) any Assumed Liability; or (iii) the manufacture, sale or use of Products or Purchased Assets after the Closing Date.

          (b) Limitations on Buyer's Indemnity.

               (i) Buyer shall not be liable for any Loss described in Section 10.2(a)(i) until the aggregate of all such Losses for which Buyer is liable are in excess of $250,000. Notwithstanding the foregoing, Buyer shall not indemnify or hold Seller or its Affiliates harmless against any such individual Loss unless such Loss exceeds Fifty Thousand Dollars ($50,000) and no such individual Loss of less than Fifty Thousand Dollars ($50,000) (exclusive of attorneys' fees) shall be considered in determining whether the aggregate Losses exceed the deductible set forth in the preceding sentence.

               (ii) Buyer's aggregate liability for the Losses described in
          Section 10.1(a)(i) shall not exceed Five Million Dollars ($5,000,000); provided, however, that upon Buyer's satisfaction of all of its Obligations (as defined in the Promissory Note) under the Promissory Note, Buyer's liability for the Losses described in Section 10.2(a)(i) shall not exceed an aggregate of Twenty Million Dollars ($20,000,000)

               (iii) Neither Buyer nor Buyer's Affiliates shall have liability to Seller or Seller's Affiliates for any consequential, incidental or punitive damages, and Losses indemnifiable hereunder shall not include such damages.

          (c) Notice of Claims. Seller shall promptly notify Buyer in writing of all matters which may give rise to the right to indemnification hereunder, it being understood that if Buyer does not receive notice of any matter known to Seller and as to which Seller or its Affiliates are entitled to indemnification hereunder in time to contest the determination of any such liability which is susceptible to being successfully contested, Buyer shall not be obligated to indemnify Seller or its Affiliates with respect thereto. Seller shall not admit any liability with respect to, or settle, compromise or discharge any such matter covered by this Section 10.2 without Buyer's prior written consent (which shall not be unreasonably withheld or delayed). Buyer shall have the right, with the consent of Seller (which shall not be unreasonably withheld or delayed), to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled, and to defend (without the consent of Seller) through counsel of its own choosing, at its own expense, any action which may be brought by a third party in connection therewith; provided, however, that Seller shall have the right to have its counsel participate fully in such defense at its own expense. Buyer and Seller shall keep each other informed of all settlement negotiations with third parties and of the progress of any litigation with third parties. Buyer and Seller shall permit each other reasonable access to books and records and otherwise cooperate with all reasonable requests of each other in connection with any indemnifiable matter resulting from a claim by a third party.

     10.3 Survival. Except as otherwise expressly provided for herein, the representations and warranties of the parties contained herein shall survive the Closing for a period of two (2) years at which time they shall expire; provided, however, that claims previously made in writing with respect to breaches of such representations and warranties shall be indemnifiable in accordance with this
Article 10. No claim may be made based upon an alleged breach of any of such representations or warranties whether for indemnification in respect thereof or otherwise, unless written notice of such claim, in reasonable detail, is given to Buyer or to Seller, as the case may be, within said two year period following the Closing. The indemnification obligations of Seller for Excluded Liabilities shall survive the Closing indefinitely.

     10.4 Exclusive Remedy. From and after the Closing, the rights and remedies set forth in this Article 10 shall constitute the sole and exclusive rights and remedies of Buyer and its Affiliates and Seller and its Affiliates with respect to this Agreement, the events giving rise to this Agreement and the transactions contemplated hereby.

     10.5 Net Losses and Subrogation.

          (a) Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by a Person entitled to indemnification hereunder (an "Indemnified Person") shall be calculated after giving effect to: (i) any insurance proceeds received by the Indemnified Person (or any of its Affiliates) with respect to such Losses; (ii) any Tax benefit actually realized by the Indemnified Person (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses; and (iii) any recoveries obtained by the Indemnified Person (or any of its Affiliates) from any other third party. Each Indemnified Person shall exercise its reasonable best efforts to obtain such proceeds, benefits and recoveries. If any such proceeds, benefits or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after the Indemnified Person (or any Affiliate) has received the benefit of any indemnification hereunder with respect thereto, the Indemnified Person (or such Affiliate) shall pay to the Person providing the indemnification (the "Indemnifying Person") the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Person's payment).

          (b) Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person will, to the extent of such payment, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any third party in respect of the Losses to which such payment relates. Such Indemnified Person (and its Affiliates) and Indemnifying Person will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

     10.6 Insurance. Buyer shall obtain and keep in force during the term of its indemnity obligations to Seller under this Agreement and the Other Agreements insurance policies from an insurance company with an A.M. Best rating of A++ or A+ (superior) providing the following minimum levels of coverage: general comprehensive liability, including product liability, insurance covering each occurrence of bodily injury and property damage in an amount of not less than Five Million Dollars ($5,000,000) per occurrence and not less than Ten Million Dollars ($10,000,000) in the aggregate. Buyer shall (a) cause the insurer to endorse the insurance policy to provide for written notification to Seller by the insurer not less than thirty (30) days prior to cancellation, expiration or modification and (b) name Seller as an additional insured on the insurance policy. Buyer shall furnish Seller with a certificate of insurance evidencing compliance with this Section 10.6 and referencing this Agreement within ten (10) days of the Closing Date or, in the event of insurance renewal, within ten (10) days of such renewal.

                                   ARTICLE 11

                                  Termination.

     11.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date with the mutual written consent of Buyer and Seller.

     11.2 Automatic Termination. This Agreement shall terminate automatically if the Closing Date shall not have occurred on or before the 30th day after the date of this Agreement, or such later date as shall have been agreed to by the parties hereto.

                                   ARTICLE 12

                                 Miscellaneous.

     12.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment shall be made by either party without the prior express written consent of the other party. Notwithstanding the foregoing, either party may assign its rights and obligations under this Agreement without such consent to an Affiliate or in connection with a sale, merger or other transaction involving substantially all of its assets of the business relating to the Purchased Assets.

     12.2 No Press Release Without Consent. No press release related to this Agreement or the transactions contemplated herein, or other announcement to the customers or suppliers of Seller will be issued without the joint approval of Seller and Buyer, except: (a) any public disclosure which Seller or Buyer in its good faith judgment believes is required by law or by any stock exchange or interdealer quotation system on which its securities are listed or quoted (in which case the party making the disclosure will use its reasonable best efforts to consult with the other party prior to making any such disclosure) and (b) that Seller may make an announcement related to this Agreement and the transactions contemplated hereby to its employees.

     12.3 Confidentiality. Except as required by applicable law, all information related to the Products supplied to Buyer by Seller shall be maintained in strict confidence by Buyer and its employees, advisors, directors, officers and agents, and all information supplied to Seller by Buyer in connection with this Agreement shall be maintained in strict confidence by Seller and its employees, advisors, directors, officers and agents, in each case in accordance with the Confidentiality Agreement dated as of May 6, 2005 between Buyer and Seller (the "Confidentiality Agreement"), and in the event that this Agreement is terminated, all written materials relating thereto shall be returned to Seller or Buyer, as the case may be, or destroyed as provided in the Confidentiality Agreement and Buyer and Seller shall each deliver an officer's certificate to the other certifying as to such return or destruction. In such event, Buyer and Seller and their employees, advisors and agents shall make no further use of such information whatsoever. Notwithstanding the foregoing, as necessary, Buyer may disclose any information regarding the Products to its existing and prospective lenders, investors, partners and agents; provided, however, that upon completion of the Transfer of Manufacturing Technology, the only disclosure that Buyer may provide regarding Seller is that it has acquired the Products from Seller (except as additional disclosure may be required by applicable law). Notwithstanding anything to the contrary in this Agreement, the Other Agreements or the Confidentiality Agreement, Buyer agrees that Seller shall be permitted to disclose information regarding Buyer and the transactions contemplated hereby to the extent necessary to assign an undivided one-half interest in US Patent No. 5,260,872 to a third party, in connection with any sale of Seller's tissue culture based urokinase product marketed under the brand name Abbokinase(R). After the Closing, Seller will treat all confidential information relating to the Purchased Assets as confidential information of Buyer subject to the restrictions contained in the Confidentiality Agreement.

     12.4 Expenses. Subject to Section 9.3(b), each party shall bear its own expenses with respect to the transactions contemplated by this Agreement.

     12.5 Severability. Each of the provisions contained in this Agreement shall be severable, and the unenforceability of one shall not affect the enforceability of any others or of the remainder of this Agreement.

     12.6 Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the parties hereto. This Agreement, the Other Agreements and the Confidentiality Agreement contain the entire agreement of the parties hereto with respect to the transactions covered hereby, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof.

     12.7 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied (including Article 10), shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

     12.8 Waiver. The failure of any party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof. The provisions hereof may be waived by either party only by express written consent of such party.

     12.9 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.

     12.10 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

     12.11 Counterparts. The parties may execute this Agreement in one or more counterparts, and each fully executed counterpart shall be deemed an original.

     12.12 Further Documents. Each of Buyer and Seller will, and will cause its respective Affiliates to, at the request of another party, execute and deliver to such other party all such further instruments, assignments, assurances and other documents as such other party may reasonably request in connection with the carrying out of this Agreement and the transactions contemplated hereby.

     12.13 Notices. All communications, notices and consents provided for herein shall be in writing and be given in person or by means of telex, facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type), by overnight courier or by mail, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by telex, facsimile or other means of wire transmission; (c) one (1) business day after delivery to the overnight service; or (d) four (4) business days after being mailed, with proper postage and documentation, for first-class registered or certified mail, prepaid.

     Notices shall be addressed as follows:

     If to Buyer, to:  ImaRx Therapeutics
                       1635 East 18th Street
                       Tucson, AZ 85719
                       Attn: Greg Cobb
                       Facsimile Number: 520-791-2437

     with copies to:   DLA Piper Rudnick Gray Cary LLP
                       701 Fifth Avenue
                       Suite 7000
                       Seattle, WA 98104
                       Attn: Jeffrey E. Harmes
                       John M. Steel
                       Facsimile Number: 206-839-4801

     If to Seller, to: Abbott Laboratories
                       100 Abbott Park Road
                       Building AP6D, Department 364
                       Abbott Park, Illinois 60064-6020
                       Attn: General Counsel
                       Facsimile Number: (847) 938-6277

     with copies to:   Kirkland & Ellis LLP
                       200 East Randolph Drive
                       Chicago, Illinois 60601
                       Attn: R. Scott Falk, P.C.
                             Stacey Tobin Kern
                       Facsimile Number: (312) 861-2200

provided, however, at the time of mailing or within three business days thereafter there is or occurs a labor dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any communication, notice or consent provided for herein shall be given in person or by means of telex, facsimile or other means of wire transmission or by overnight courier, and further provided that if any party shall have designated a different address by notice to the others, then to the last address so designated.

     12.14 Schedules. Buyer and Seller agree that any disclosure in any Schedule attached hereto shall (a) constitute a disclosure under each other applicable Schedule referred to herein for all purposes of this Agreement, whether or not such disclosure is specifically referenced within such other Schedule, if it is reasonably apparent on the face of the disclosure that it is applicable to any particular Schedule, and (b) not establish any threshold of materiality. Seller or Buyer may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement or amend any Schedule, including one or more supplements or amendments to correct any matter which would constitute a breach of any representation, warranty, covenant or obligation contained herein. No such supplemental or amended Schedule shall be deemed to cure any breach for purposes of Section 8.1(b) or

Section 8.2(b). If, however, the Closing occurs, any such supplement and amendment will be effective to cure and correct for all other purposes any breach of any representation, warranty, covenant or obligation which would have existed if Seller or Buyer had not made such supplement or amendment, and all references to any Schedule hereto which is supplemented or amended as provided in this Section 12.14 shall for all purposes at and after the Closing be deemed to be a reference to such Schedule as so supplemented or amended.

     12.15 Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement. Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits, and Schedules to this Agreement unless otherwise specified. Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement. The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. The word "or" shall not be exclusive. Unless otherwise specified in a particular case, the word "days" refers to calendar days. References herein to this Agreement or any Other Agreement shall be deemed to refer to this Agreement or such Other Agreement as of the date of such agreement and as it may be amended thereafter, unless otherwise specified.

                              * * * * * * * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                        IMARX THERAPEUTICS, INC.


                                        By: /s/ Evan Unger
                                            ------------------------------------
                                        Name: Evan Unger
                                        Title: President and CEO


                                        ABBOTT LABORATORIES


                                        By: /s/ Sean E. Murphy
                                            ------------------------------------
                                        Name: Sean E. Murphy
                                        Title: Vice President, Global Licensing/
                                        New Business Development

                        Schedule 1.1 - Knowledge Persons

SELLER

1.   Jon Ryan
2.   Mike Morrison
3.   Greg Schulz
4.   Michael Rausch
5.   Jitendra Patel
6.   Don Eisenhauer
7.   Cheryl Becker
8.   John Heden
9.   Rollie Carlson

BUYER

1.   Evan Unger
2.   Randy Miller
3.   Brad Zakes
4.   Terry Matsunaga
5.   Reena Zutshi
6.   Greg Cobb

                         SCHEDULE 2.1(a)(i) - INVENTORY

1. Recombinant Prourokinase and Recombinant Urokinase drug substance and drug product inventory. Note: All inventory is beyond established expiration dating.

CODE            DESCRIPTION     NO. OF LOTS          AMOUNT
----          ---------------   -----------   -------------------
36718           Recombinant          25           163 Liters @
                Prourokinase                    ~ 932,000 IU/mL
                                              Bulk Drug Substance

RU 10         Finished rproUK         1       2,367 vials (1.65 x
Lot#442753A                                      10(6) IU/vial)

30493           Recombinant           4         716.5 x 10(6) IU
                 Urokinase                    Bulk Drug Substance

RU 18           Recombinant           1         12,500 IU/vial,
                 Urokinase                       ~ 11,000 vials
                                                Formulated Drug
                                                    Product

                         Schedule 2.1(a)(ii) - Equipment


1. Clot Lysis Timer - Analytical Potency Instrument

               Schedule 2.1(b) - Transferred Intellectual Property


PATENTS

U.S. PATENT NO. 5,260,872
Inventors: Copeland et al.
Title: Automated Testing System
Issue Date: November 9, 1993
Expiration Date: November 9, 2010

No foreign corresponding patent(s) have been filed.

Seller will assign an undivided one-half interest in this patent to Buyer.

TRADEMARKS


Trademark        Country
---------        -------
Open-Cath-R(R)     USA
PROLYSE(R)*        USA


* Seller will transfer any rights that it may have in this trademark, but makes no representation as to its ownership of or rights to this trademark.

                          Schedule 2.1(c) - Contracts


1. Settlement Agreement between Genentech, Inc. and Abbott Laboratories, dated August 10, 1990.

2. License Agreement among Celltech Limited, Abbott Laboratories and Abbott International, Ltd., dated August 12, 1994.

3.   Agreement between Repligen and Abbott Laboratories dated May 14, 1992.

                       2.1(d) Governmental Authorizations


None.

                     Schedule 2.1(F) - Product Applications

1.   Investigational New Drug Application 4024.

2.   Investigational New Drug Application 4345.

3.   Investigational New Drug Application 5344.

  IND
NUMBER     DATE IND FILED        SUPPLEMENT DESCRIPTION
------   -----------------   -----------------------------
4024     June 12, 1991       Recombinant Urokinase for
                             Peripheral Arterial Occlusion

4345     December 27, 1991   Recombinant Urokinase Open-
                             Cath for Catheter Clearance

5344     November 29, 1993   Recombinant Pro-Urokinase for
                             Stroke

4. The following supplements to IND 4024 have been submitted to the Food and Drug Administration (the "FDA").

                  DATE
SUPPLEMENT     SUPPLEMENT       TYPE OF           SUPPLEMENT
  NUMBER        SUBMITTED      SUPPLEMENT         DESCRIPTION
----------   -------------   -------------   --------------------
    78       September 8,    Annual Report   Clinical Report
             2000

    81       June 19, 2002   Annual Report   Manufacturing Report

    83       June 20, 2003   Letter          IND Inactivation

5. The following supplements to IND 4345 have been submitted to the Food and Drug Administration (the "FDA").

                  DATE
SUPPLEMENT     SUPPLEMENT       TYPE OF            SUPPLEMENT
  NUMBER        SUBMITTED      SUPPLEMENT          DESCRIPTION
----------   --------------   -------------   ---------------------
    38       April 25, 2001   Annual Report   2 Volume - Clinical &
                                              Manufacturing Report

    54       April 26, 2002   Annual Report   Clinical Report M99-

6. The following supplements to IND 5344 have been submitted to the Food and Drug Administration (the "FDA").

                  DATE
SUPPLEMENT     SUPPLEMENT       TYPE OF            SUPPLEMENT
  NUMBER       SUBMITTED       SUPPLEMENT         DESCRIPTION
----------   -------------   -------------   ---------------------
    63       February 18,    Annual Report   Clinical Report
             2000

    70       January 30,     Annual Report   Clinical Investigator
             2001                            Brochure

    75       June 20, 2003   Letter          IND Inactivation

                        Schedule 2.1(h) - Raw Materials


1. SDU 4.1-9 Master Cell Bank & Working Cell Banks

 CODE      DESCRIPTION     NO. OF LOTS     AMOUNT
-----   ----------------   -----------   ----------
22453      Recombinant          1        183 vials
        Urokinase Master
            Cell Bank

21320      Recombinant          1        38 vials
            Urokinase
          Working Cell
            Bank - A

24921      Recombinant          1        94 ampules
            Urokinase
          Working Cell
            Bank - B

2. WHO urokinase reference standards

 CODE      DESCRIPTION     INVENTORY
-----   ----------------   ---------
87594    High Molecular     9 vials
        Weight Urokinase

90642     Low Molecular     9 vials
        Weight Urokinase

3. Plasminogen used for analytical assay and rUK conversion

    CODE          DESCRIPTION      INVENTORY
------------   ----------------   ----------
 96-361KH00    Assay Conversion   1200 vials
    29901           RproUK        527 grams
Lot# 04-216-      Conversion
     MI

                       Schedule 2.3-- Assumed Liabilities


Those liabilities related to the Contracts on Schedule 2.1(c)

                              Schedule 5.3 - Title


None.

                      Schedule 5.4 - Intellectual Property


(a)

TRADEMARKS

Trademark        Country
---------        -------
Open-Cath-R(R)     USA
PROLYSE(R)*        USA

*    Seller is providing no representations or warranties to this trademark.

PATENTS

Patent            Inventors        Title
------            ---------        -----
U.S. Patent No.   Gillies et al.   Vector and Method for Achieving High
5,665,578                          Level of Expression in Eukaryotic Cells

U.S. Patent No.   Lo et al.        Expression Induction Method
5,741,682

U.S. Patent No.   Copeland et      Automated Testing System
5,260,872**       al.

**   Seller assigns an undivided one-half interest in this patent to Buyer

     Seller has or will be transferring the remaining one-half interest in U.S. Patent No. 5,260,872 to a third party.

(c) See Settlement Agreement between Genentech, Inc. and Abbott Laboratories, dated August 10, 1990.

     See License Agreement among Celltech Limited, Abbott Laboratories and Abbot International, Ltd., dated August 12, 1994.

(d)  None.

(e)  None.

(f)  None.

(g) Seller has or will be transferring the remaining one-half interest in U.S. Patent No. 5,260,872 to a third party.

                            Schedule 5.7 - Litigation


None.

                         Schedule 5.8 - Seller Consents


1. License Agreement among Celltech Limited, Seller and Abbott International, Ltd., dated August 12, 1994.

                   Schedule 5.13 - Governmental Authorizations


None.

                           Schedule 6.4 - Subsidiaries


ImaRx Oncology, Ltd.

ImaRx Europe Limited

                              Schedule 6.5 - Title


Buyer will file a UCC-1 Financing Statement encompassing substantially all of the assets of the Buyer in connection with the $4 million Secured Promissory Notes issued on September 29, 2005.

                  Schedule 6.6 - Buyer's Intellectual Property


None.

                             Schedule 6.8 - Consent

Approval by the Buyer's Board of Directors of the Asset Purchase Agreement, Issuance of 1 million shares of Series E Preferred Stock, and Issuance of the $15 million Secured Promissory Note.

Consent and Waiver of various rights by holders of 50% of the Series B Preferred Stock, holders of 50% of the Series C Preferred Stock, and holders of 75% of the Series A Preferred Stock and Series D Preferred Stock voting together as a single class.

                   SCHEDULE 6.15 - TRANSACTIONS WITH AFFILIATE

The Company leases a 6,200 square feet facility located at 1635 E. 18th St., Tucson, Arizona 85719, as the headquarters and lab facility that is subject to a six-year lease at approximately $58,000 per year. This facility is owned by a partnership which includes certain employees and stockholders, including Evan Unger, President and CEO; Dean Unger, Director; Rajan Ramaswami, Vice President Development; and Terry Matsunaga, Vice President Research. The Company believes the terms of this lease which provide for a rental rate of $9.43 per square foot per year, triple-net, are fair and equivalent to those that might be obtained from a disinterested third party on an arm's length basis. The lease has a six year term which expires in October 2008.